Exhibit 99

Accenture Names Paul Daugherty and Bhaskar Ghosh to Top Leadership Team;
Martin I. Cole to Retire from the Company August 31, 2014;
Accenture Operations, led by Michael J. Salvino, Expands to Include Infrastructure Services

NEW YORK; July 8, 2014 — Accenture (NYSE: ACN) has named Paul Daugherty and Bhaskar Ghosh, two of its most experienced technology executives, to the company’s Global Management Committee, effective September 1, 2014. They will both report to Chairman & CEO Pierre Nanterme. Martin (Marty) I. Cole, who is currently group chief executive — Technology, will retire from the company on August 31, 2014.

Paul Daugherty, 50, Accenture’s chief technology officer, who is based in the United States, leads the company’s Technology Innovation & Ecosystem group on a global basis. In addition to having responsibility for Accenture’s technology strategy, Mr. Daugherty focuses on driving innovation through R&D activities in Accenture’s Technology Labs; maximizing value from the fast-changing and dynamic technology ecosystem; and leveraging emerging technologies to bring the newest innovations to clients globally. Technology Innovation & Ecosystem includes Accenture’s highly skilled, certified technology architects who apply new technologies and architectural foundations in building solutions for clients across industries.

Bhaskar Ghosh, 55, based in Bangalore, India, has been named to the newly created position of group chief executive—Technology Delivery. In this role, he will continue to have overall responsibility for Accenture’s global delivery capability in technology, and for advancing delivery innovation and productivity through the use of intelligent tooling and other automation. He will continue to lead the company’s Application Services business, which includes both systems integration and application outsourcing. He will now have additional responsibility for managing the company’s portfolio of software solutions.

“Technology underpins everything we do at Accenture and has always played an important role in both differentiating us from competitors and reinforcing our position as the leading independent technology provider in the marketplace,” said Pierre Nanterme, Accenture’s chairman and CEO.

“I am delighted to welcome Paul and Bhaskar, two of our most accomplished technology executives, to our Global Management Committee. I am confident that with their continued leadership, as well as their extensive knowledge of new and emerging technologies and our business, we will continue to drive innovation for our clients and enhance Accenture’s leadership position in the marketplace.

“At the same time, I want to recognize and thank Marty Cole for his significant contribution to Accenture during his exceptional 34-year career with our company, including his more than two years leading our Technology business. Marty is a great leader and has demonstrated dedication and commitment to our clients, our people and our company. On behalf of everyone at Accenture, we wish Marty all the best for the future.”

Earlier this year, the company formed Accenture Operations, which is led by Michael J. Salvino, 48, to focus on business processes fueled by technology and underpinned by analytics to drive tangible business outcomes for clients. Today, the company announced that it has expanded Accenture Operations by bringing together its market-leading business process capabilities with its infrastructure and cloud services, including the Accenture Cloud Platform, to drive new value and productivity for clients.

“Mike has been instrumental in advancing Accenture’s leading position in business process outsourcing over the years,” said Nanterme. “His vision for integrated business services and his understanding of the needs of our clients make Mike the perfect leader to take the expanded scope of Accenture Operations to the next level.”

Mr. Salvino will continue to be a member of the company’s Global Management Committee.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 293,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$28.6 billion for the fiscal year ended Aug. 31, 2013. Its home page is www.accenture.com.

# # #

Contact:

Alex Pachetti
Accenture
+ 917 452 5519
alex.pachetti@accenture.com

Peter Y. Soh
Accenture
+ 703 947 2571
peter.y.soh@accenture.com